Exhibit 10.02

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of April 2, 2012 (the “Agreement Effective Date”), between Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), and Benjamin A. Selzer (the “Executive”).

WHEREAS, as of April 1, 2011, the Executive and Tonix Pharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”), entered into an employment agreement (the “April 2011 Employment Agreement”);

WHEREAS, as of July 27, 2011, the Executive and the Subsidiary entered into an amendment to the April 2011 Employment Agreement;

WHEREAS, on October 7, 2011, the Subsidiary consummated a transaction (the “Transaction”) pursuant to which the Subsidiary was acquired by a publicly registered company for a majority of the then issued and outstanding shares of such company and the Subsidiary became a wholly owned subsidiary of the Company; and

WHEREAS, the Executive and the Subsidiary wish to terminate the April 2011 Employment Agreement, as amended, and the Executive and the Company wish to enter into a new employment agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.   Employment.

The Executive is currently an employee of the Subsidiary and as of the date hereof such employment relationship and the April 2011 Employment Agreement are hereby terminated and the Executive shall hereinafter be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement for the period beginning on the Agreement Effective Date and ending as provided in Section 4 (the “Employment Period”).

Section 2.   Position and Duties.

(a)       During the Employment Period, the Executive shall continue to serve as the Chief Operating Officer of the Company. The Executive shall have such duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”).

(b)       The Executive shall report to the Chief Executive Officer of the Company and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) on a full-time basis to the business and affairs of the Company and its affiliates, as those duties may be assigned by the Chief Executive Officer and/or the Board. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. The Executive shall perform his duties principally at the Company’s offices in New York City, and, to the extent reasonably requested by the Chief Executive Officer or the Board, shall provide services as needed at the Company’s other offices. During the Employment Period, the Executive shall not engage in any outside business activity without the prior written approval of the Board, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)       The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, and community, charitable and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.     Salary and Benefits.

(a)       Subject to clauses (b) and (c) below, during the Employment Period, the Executive shall be employed on an at-will basis at a salary equal to One Hundred Seventy Five Thousand Dollars ($175,000).

(b)       Commencing on October 7, 2012, the Executive’s salary shall be increased to Two Hundred Fifty Thousand Dollars ($250,000) per annum, or such other rate as the Board may designate from time to time (the “Adjusted Post-Financing Salary”).

(c)       In the event, and upon the consummation, of the closing of the sale of shares of the common stock of the Company to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least Ten Million Dollars ($10,000,000) of proceeds, net of the underwriting discount and commissions, to the Company (a “Fundamental Transaction”), the Executive’s salary shall be increased to Three Hundred Twenty Thousand Dollars ($320,000) per annum, or such other rate as the Board may designate from time to time (the “Fundamental Transaction Salary”), and, if he remains employed until the date of such Fundamental Transaction, the Executive shall thereupon be compensated for the difference between the Fundamental Transaction Salary and the Adjusted Post-Financing Salary, such difference to be calculated based on One Hundred Ninety-One Dollars and Seventy-Eight Cents ($191.78) per calendar day, multiplied by the number of calendar days elapsing from October 7, 2012 through the consummation of the Fundamental Transaction, subject to a maximum aggregate payment of One Hundred Seventy Thousand Dollars ($170,000). The difference between the Adjusted Post-Financing Salary payable to the Executive prior to the consummation of the Fundamental Transaction and the Fundamental Transaction Salary shall be paid in a single lump sum at the same time that the Executive’s first regular Fundamental Transaction Salary installment would be paid, net of applicable withholding and payroll taxes.

(d)       The Executive may be eligible to earn annual bonuses as shall be determined by the Board in its sole discretion. The Board shall determine the amount of each such annual bonus, if any, promptly following the close of the calendar year and shall pay such bonus by no later than March 15th of the year immediately following the year in which the bonus was earned.

2

(e)       In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs and plans for which executive employees of the Company are generally eligible from time to time.

(f)       The Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket business expenses actually incurred by the Executive during the Employment Period in performing services hereunder; provided, however that to the extent required to comply with the provisions of Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year, and (3) the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. All expenses shall be accounted for in such reasonable detail as the Company may require.

(g)       During the Employment Period, the Executive shall be entitled to twenty (20) vacation days per year, as well as holidays, sick days and personal days in accordance with the Company’s policies, as such policies may be amended from time to time. The Executive may not carry forward any unused vacation, holiday, sick or personal days into subsequent years.

Section 4.     Term and Termination.

(a)       General. The Employment Period shall commence on the Agreement Effective Date and shall end on the second anniversary of the Agreement Effective Date (the “Initial Term”), and shall be renewed annually thereafter for one (1) year terms, unless and until either party provides ninety (90) days’ advance written notice prior to the end of the then-current Employment Period that such party declines to so extend the Employment Period; provided, however, that the Employment Period shall terminate prior to such date upon the occurrence of any of the events set forth in clauses (b), (c) or (d) below. The Executive’s Termination Date shall mean the date of his Separation from Service as determined under Code Section 409A and Treasury Regulation Section 1.409A- 1(h).

(b)       Notwithstanding anything else set forth herein, prior to the consummation of a Fundamental Transaction the Employment Period may be terminated by the Company with or without Cause without obligation other than the payment of the Accrued Obligations (as defined below).

(c)       Termination by the Company; Resignation by the Executive. The Employment Period may be terminated by the Company at any time for Cause (as defined below), or by the Executive’s resignation without Good Reason (as defined below). The Executive may resign for Good Reason in accordance with the last paragraph of Section 5(c). The Employment Period may be terminated by the Company at any time other than for Cause.

3

(d)       Termination due to Death or Disability. The Employment Period shall be terminated upon the Executive’s death or Separation from Service (as defined below) due to Disability (as defined below).

(e)       Definition of Cause:

For purposes of this Agreement, “Cause” means:

(A)       the failure by the Executive to perform such duties as are within the scope of this Agreement and as are reasonably requested in good faith by the Chief Executive Officer or the Board in the course of the Executive’s performance of his duties hereunder;

(B)       gross negligence, recklessness or willful misconduct by the Executive in the performance of his duties;

(C)       a conviction of or a plea of guilty or nolo contendere by the Executive to a crime involving fraud, embezzlement, theft, other financial dishonesty or moral turpitude;

(D)       the material breach by the Executive of this Agreement or of any other agreement or contract with the Company, or any of its affiliates; or

(E)       the Board’s reasonable determination that the Executive has engaged in a violation of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination).

The Company shall not be entitled to terminate for Cause unless the Company provides to the Executive written notice documenting in reasonable detail the basis for termination and an opportunity of at least thirty (30) days in duration (such duration to be determined in good faith by the Company), to cure, unless (i) the Company reasonably determines that providing such opportunity to cure to the Executive is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, or (ii) the facts and circumstances underlying such termination are not able to be cured, in which case the Company may terminate without providing an opportunity to cure.

Section 5.     Payments Upon Termination.

(a)       Termination for Cause. Termination by the Executive without Good Reason; Natural Expiration of the Employment Period. If the Employment Period is terminated after the consummation of a Fundamental Transaction (i) by the Company for Cause, (ii) by the Executive without Good Reason and not on account of death or Disability, or (iii) upon the natural expiration of the Employment Period pursuant to Section 4(a) above, then the Executive shall be entitled to receive his Fundamental Transaction Salary and other remuneration and benefits only to the extent that such amount has accrued through the Termination Date (the “Accrued Obligations”). For the avoidance of doubt, the Accrued Obligations shall be paid promptly upon the termination of the Employment Period, in accordance with applicable law, and shall not include any bonus that remains unpaid as of the Termination Date or that is accruing in the year of termination.

4

(b)       Termination due to death or Disability. If the Employment Period is terminated after the consummation of a Fundamental Transaction due to the Executive’s death or Disability, then the Executive (or his legal representative) shall be entitled to the Accrued Obligations, plus, if the Executive (or, if applicable, his legal representative) executes and does not revoke a general release of claims in a form reasonably satisfactory to the Company by the 53rd day following the Executive’s Separation from Service due to death or Disability, then, subject to Section 10, the Executive (or, if appropriate, his estate) shall be entitled to receive a lump sum cash payment equal to two (2) months of the Executive’s then current salary paid on the 60th day following his death or Separation from Service due to Disability, subject to applicable tax withholding requirements.

For purposes of this Agreement, Disability shall have the meaning accorded the term under Treasury Regulation Section 1.409A-3(i)(4).

(c)       Termination by the Company other than for Cause, or by the Executive for Good Reason. If after the consummation of a Fundamental Transaction the Employment Period is terminated by the Company other than for Cause, or the Executive terminates employment for Good Reason, and such termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulation Sections 1.409A-l(n) and (h), then the Executive shall be entitled to the Accrued Obligations and, if the Executive executes and does not revoke a general release of claims in a form reasonably satisfactory to the Company by the 53rd day following his Separation from Service, then, subject to Section 10, the Executive (or, if appropriate, his estate) shall also be entitled to receive a lump sum cash payment equal to six (6) months of the Fundamental Transaction Salary (the “Severance”) paid on the 60th day following his Separation from Service, subject to applicable tax withholding requirements.

For purposes of this Agreement, “Good Reason” shall mean the Executive’s Separation from Service within ninety (90) days after the initial occurrence of (i) a material diminution in the Executive’s authority, duties or responsibilities; (ii) a material reduction in the Executive’s then current salary (as adjusted); or (iii) the relocation of the Executive’s primary work location to a location that is more than fifty (50) miles from the Executive’s immediately prior work location; provided that the Executive shall not have Good Reason to separate from service unless the Executive provides written notice to the Company of the condition constituting Good Reason to terminate within thirty (30) days of the initial occurrence thereof, and the Company has a period of at least thirty (30) days after receipt of such notice to remedy said condition(s).

(d)       No Other Benefits. Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date. Except as specifically provided herein, the Executive shall not be entitled to any severance payments or benefits under any severance policy or practice maintained by the Company or its affiliates.

5

(e)       Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and shall operate so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A. For purposes of this Agreement, the terms “termination,” “termination of employment” and variations thereof shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”). To the extent that any Severance payment constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then, (A) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service shall be deemed to be his Termination Date for purposes of Section 4(a) hereof, and (B) if on the date of the Executive’s Separation from Service, the Executive is a “specified employee” of a public company, as such term is defined in Treasury Regulation Section 1.409A-l(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive until the earlier of (i) six (6) months and one day after the Executive’s Separation from Service; or (ii) the date of his death, and shall be paid without adjustment for the delay in payment. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable state tax law. The Executive hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.

Section 6.      Nondisclosure and Nonuse of Confidential Information.

(a)       The Executive shall not disclose or use at any time without the written consent of the Company, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Executive acknowledges that the Company’s Confidential Information has been generated at great effort and expense by the Company and its predecessors and affiliates and has been maintained in a confidential manner by the Company, its predecessors and affiliates. The Executive does not claim any rights to or lien on any Confidential Information. The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Company or any of its affiliates which the Executive may then possess or have under his control.

6

(b)       As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company (or such predecessors), (ii) technologies, products or services, (iii) data, test results, designs, methods, formulae, production methods, know-how, show-how, techniques, systems, processes, specifications, drawings, reports, software programs, works of authorship, research and development, (iv) inventions, new developments and trade secrets, whether patentable or unpatentable and whether or not reduced to practice, (v) existing and prospective licensees, partners, customers, clients and suppliers, (vi) agreements with licensees, partners, customers, clients, suppliers and other entities or individuals, (vii) projects, plans and proposals, (vii) fees, costs and pricing structures, (viii) accounting and business methods, (ix) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (x) all similar and related information in whatever form, unless the information is or becomes publicly known through lawful means.

Section 7.    Inventions and Patents.

The Executive agrees that all inventions, ideas, innovations, improvements, modifications, data, test results, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any affiliate and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights, reissues thereof and any other legal protection thereon that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such affiliate. The Executive shall promptly disclose such Work Product to the Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and provide reasonable assistance to the Company or any of its affiliates in connection with (a) the prosecution of any applications for patents, trademarks, trade names, service marks, reissues thereof or other legal protection thereon, (b) the maintenance, enforcement and renewal of any rights that may be obtained, granted or vest therein, and (c) the prosecution and defense of any actions, proceedings, oppositions or interferences relating thereto. If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7

Section 8.     Non-Compete; Non-Solicitation; Non-Disparagement.

(a)       The Executive acknowledges that, in the course of employment with the Company and/or its affiliates, he has and will become familiar with the Company’s and its predecessors and affiliates’ trade secrets and with other confidential information concerning the Company and its predecessors and affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, in order to protect the Company’s interest in its Confidential Information, the Executive agrees that during the Employment Period and for one (1) year thereafter (collectively, the “Non-Compete Period,” subject to automatic extension during the period of any violation of this Section 8), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the development, marketing, and/or sale of drugs intended for use in the treatment of attention deficit disorder, attention deficit and hyperactivity disorder, headaches, primary insomnia disorder, fibromyalgia, post-traumatic stress disorder or any other products and/or services of the Company or its affiliates that exist or are in the process of being formed or acquired as of the Termination Date (the “Business”), within any Restricted Territory. As used in this Agreement, the term “Restricted Territory” means (i) the United States and (ii) any other country or territory in which the Company has engaged in, or is engaging in, the Business as of the Termination Date. Nothing herein shall be construed to prevent the Executive from participating in and completing all necessary activities required to maintain the Executive’s professional standards.

Nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded that is engaged in the Business, so long as the Executive has no active participation in the business of such corporation.

(b)         During the Non-Compete Period, the Executive shall not directly or indirectly through another person or entity:

(i)       induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee thereof, on the other hand;

8

(ii)       solicit for hire or hire any person who was an employee of the Company or any affiliate until six (6) months after such individual’s employment relationship with the Company or any affiliate has been terminated, provided that the Executive may hire any such person (so long as such person is not a supervisor, manager or executive officer of the Company or any affiliate) who responds to a general advertisement offering employment;

(iii)       solicit, induce or attempt to solicit or induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any Person (x) that is purchasing goods or receiving services from the Company and/or any affiliates or (y) that is directly or indirectly providing or referring customers to, or otherwise providing or referring business for, the Company or any affiliates), supplier, licensee, subcontractor or other business relation of the Company or any affiliate to cease or reduce doing business with the Company or such affiliate, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee, subcontractor or business relation, on the one hand, and the Company or any such affiliate, on the other hand; or

(iv)       induce or attempt to induce any customer, supplier, licensee, subcontractor or other business relation of the Company or affiliate to purchase services or goods similar to those sold as part of the Business.

(c)          The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive further understands that (i) the parties would not enter into this Agreement but for the covenants contained in this Section 8, and (ii) the provisions of Sections 6 through 8 are reasonable and necessary to preserve the legitimate business interests of the Company and affiliates.

(d)         The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(e)         The Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable under New York law, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 6 through 8, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

9

(f)        In order to protect the goodwill of the Company and its affiliates, to the fullest extent permitted by law, the Executive, both during and after the Employment Period, agrees not to publicly criticize, denigrate, or otherwise disparage any of the Company, its affiliates, and each such entity’s employees, officers, directors, licensees, partners, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, development, manufacturing, or marketing. Nothing in this Section 8(f) shall prevent the Executive or the Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena. The Executive promises to provide the Company with written notice of any request to so cooperate or provide testimony within one (1) day of being requested to do so, along with a copy of any such request.

Section 9.   Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement by the Executive, the Company and any of its affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, seek specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) and may apply to any court of competent jurisdiction to require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement. The Executive agrees not to claim that the Company or any of its affiliates has adequate remedies at law for a breach of any of Sections 6 through 8, as a defense against any attempt by the Company or any of its affiliates to obtain the equitable relief described in this Section 9.

Section 10.   Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 6 through 8, any Severance payments then or thereafter due from the Company to the Executive pursuant to Section 5(c) shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such Severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations (or terminating the Non-Compete Period) under such Sections 6 through 8, or the Company’s other rights and remedies available at law or equity.

10

Section 11.   Representations, Warranties and Additional Covenants of the Executive.

The Executive hereby represents and warrants to the Company that, after giving effect to the Termination of the April 2011 Employment Agreement, (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, (c) the Executive is not a party to or bound by any consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that would affect the Company or the obligations of the Executive hereunder and (d) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive further represents and warrants that he has not disclosed, revealed or transferred to any third party any of the Confidential Information that he may have previously obtained and that he has safeguarded and maintained the secrecy of the Confidentiality Information to which he has had access or of which he has knowledge. In addition, the Executive represents and warrants that he has no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 12.   Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, or one (1) business day after deposit with a nationally recognized overnight delivery service, in each case as follows:

If to the Company, to:

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 306

New York, New York 10022

Attention: Chief Executive Officer

If to the Executive, to the address set forth on the signature page hereto;

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail. Instructions, notices or requests may be sent by email to the Executive.

Section 13.    General Provisions.

(a)       Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing and except to the extent otherwise provided in Section 8(e) (with respect to a breach of the provisions of Section 8), if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11

(b)       Complete Agreement. This Agreement and those documents expressly referred to herein (including, but not limited to, the exhibit attached hereto) constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c)       Force Majeure. Neither party shall be deemed to be in default of its obligations hereunder if and so long as it is prevented from performing such obligations as a result of events beyond its reasonable control, including, without limitation, fire, power failures, any act of war, riot, strikes, civil insurrection, earthquake, hurricane, tornado or other catastrophic natural events or acts of God.

(d)       Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion. The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its respective obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of their obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its affiliates, (iv) assign its respective rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of affiliates with or into the Company (or vice versa). The rights of the Company hereunder are enforceable by its affiliates, who are the intended third party beneficiaries hereof.

(e)       Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

12

(f)           Jurisdiction and Venue.

(i)       The Company and the Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Executive agrees not to commence a claim or proceeding hereunder in a court other than a New York State court or federal court located in the State of New York, except if the Executive has first brought such claim or proceeding in such New York State court or federal court located in the State of New York, and such court or courts have denied jurisdiction over such claim or proceeding.

(ii)       The Company and the Executive irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States of America sitting in the State of New York and any appellate court from any thereof.

(iii)       Notwithstanding clauses (i)-(ii), the parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 through 8 upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold such covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(iv)       The parties further agree that the mailing by certified or registered mail, return receipt requested to both (x) the other party and (y) counsel for the other party (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent that a court holds such means to be unenforceable, each of the parties’ respective counsel (as referred to above) shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by New York law shall constitute valid and lawful service of process against the applicable party.

(g)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

13

(h)       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)       WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

* * * *

[Signature Page Follows]

14

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TONIX PHARMACEUTICALS HOLDING CORP.

By:	/s/ SETH LEDERMAN
Seth Lederman, M.D.
Chief Executive Officer

EXECUTIVE:

/s/ BENJAMIN A. SELZER
Benjamin A. Selzer

Address:

Agreed to for purposes of Section 1:

TONIX PHARMACEUTICALS, INC.

By:	/s/ SETH LEDERMAN
Name: Seth Lederman
Title: President